Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ANY AND ALL OF THE
UNITS OF BENEFICIAL INTEREST
OF
TORCH ENERGY ROYALTY TRUST
AT
$8.00 NET PER UNIT
BY
TRUST VENTURE COMPANY, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 7, 2007, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

THE OFFER IS BEING MADE BY TRUST VENTURE COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”), TO PURCHASE ANY AND ALL OF THE OUTSTANDING UNITS OF BENEFICIAL INTEREST (THE “UNITS”) OF TORCH ENERGY ROYALTY TRUST, A DELAWARE STATUTORY TRUST (THE “TRUST”), FOR $8.00 PER UNIT IN CASH, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”).

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF UNITS THAT, TOGETHER WITH THE UNITS OWNED BY THE OFFEROR, WOULD CONSTITUTE AT LEAST 66 2/3% OF THE OUTSTANDING UNITS AS OF THE DATE THE UNITS ARE ACCEPTED FOR PAYMENT BY THE OFFEROR PURSUANT TO THE OFFER (THE “MINIMUM NUMBER”). THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS THAT ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE “THE TENDER OFFER — 14. CERTAIN CONDITIONS OF THE OFFER.”

SUBJECT TO APPLICABLE LAW, THE OFFEROR RESERVES THE RIGHT, WHICH IT CURRENTLY HAS NO INTENTION OF EXERCISING, TO AMEND THE OFFER OR TO WAIVE OR REDUCE THE MINIMUM NUMBER OF UNITS AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF UNITS.

EACH UNIT HOLDER SHOULD CONSULT WITH HIS OWN PROFESSIONAL ADVISERS AND MAKE HIS OWN DETERMINATION AS TO WHETHER TO TENDER UNITS PURSUANT TO THE OFFER. HOLDERS OF UNITS ARE URGED TO READ THIS OFFER TO PURCHASE CAREFULLY BEFORE MAKING ANY DECISION WITH REGARD TO THE OFFER.

THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF THE UNIT HOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON ITS FAIRNESS OR MERITS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT

Any Unit holder desiring to tender all or any portion of his or her Units should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such Unit holder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or facsimile thereof), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in “THE TENDER OFFER — 2. Procedures for Tendering Units,” an Agent’s Message (as hereinafter defined), and any other required documents to the Depositary and either deliver the certificates for such Units to the Depositary along with the Letter of Transmittal (or facsimile thereof) or deliver such Units pursuant to the procedure for book-entry transfer set forth in “THE TENDER OFFER — 2. Procedures for Tendering Units,” or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A Unit holder having Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Units.

A Unit holder who desires to tender Units and whose certificates for such Units are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Units by following the procedure for guaranteed delivery set forth in “THE TENDER OFFER — 2. Procedures for Tendering Units.”

Requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. A Unit holder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED

May 10, 2007

i

SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere and incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

Principal Terms

•	Trust Venture Company, LLC, a Delaware limited liability company (the “Offeror”), is offering to purchase any and all of the outstanding units of beneficial interest (the “Units”) of Torch Energy Royalty Trust, a Delaware statutory trust (the “Trust”), at a price of $8.00 per Unit, net to the seller in cash, without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”).

•	The members of the Offeror are Trust Acquisition Company, LLC, a Delaware limited liability company (“Trust Acquisition”), and Douglas L. Holbrook, an individual. Trust Acquisition is an affiliate of Silver Point Capital, L.P., a private investment firm with approximately $7.5 billion in capital under management.

•	The initial offering period for the Offer will end at 12:00 midnight, New York City time, on Thursday, June 7, 2007, unless the Offeror extends the Offer (such date and time, as it may be extended by the Offeror, the “Expiration Date”). The Offeror will announce any decision to extend the Offer in a press release stating the new Expiration Date no later than 9:00 am, New York City time, on the first business day after the previously scheduled Expiration Date.

•	The purpose of the Offer is to acquire, together with Units already owned by the Offeror, at least 66 2/3% of the outstanding Units. Subsequent to the successful consummation of the Offer, the Offeror currently intends to call a meeting of the Unit holders within one year of the date of this Offer to Purchase for the purpose of voting on the termination of the Trust. If a meeting of the Unit holders is held concerning the termination of the Trust, the Offeror currently intends to vote any Units it holds at the time of such meeting in favor of terminating the Trust. The affirmative vote by the holders of more than 66 2/3% of all of the Units outstanding shall be required to terminate the Trust. As of the date hereof, the Offeror owns 315,600 Units or 3.7% of the outstanding Units. See “THE TENDER OFFER — 12. Purpose of the Offer; Plans for the Trust.”

•	There are currently no plans for a merger if all of the Units are not tendered in the Offer.

•	The Offer is not currently planned as the first step in a going-private transaction.

Conditions

•	The Offeror is not obligated to purchase any tendered Units unless there has been validly tendered, and not properly withdrawn, prior to the expiration of the Offer, as it may be extended, that number of Units that, when added to the number of Units already owned by the Offeror, would constitute at least 66 2/3% of the outstanding Units as of the date the Units are accepted for payment by the Offeror pursuant to the Offer. This condition is referred to (as more fully described in “INTRODUCTION”) as the “Minimum Condition.”

•	The Offer is also subject to a number of other important conditions as more fully described in “THE TENDER OFFER — 14. Certain Conditions of the Offer.”

Offeror Resources and Financial Condition

•	The Offeror is able to provide 100% of the funds required to pay for the Units tendered from its working capital and commitments from Trust Acquisition to make additional capital contributions. After the expiration of the Offer, the Offeror may seek to borrow funds, which may be secured by Units now owned by the Offeror and the Units the Offeror purchases in the Offer. The Offer is not conditioned on any financing arrangements. See “THE TENDER OFFER — 10. Financing of the Offer.”

•	The Offeror does not believe its financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and the Offeror has all of the financial resources necessary to complete the Offer. See “THE TENDER OFFER — 10. Financing of the Offer.”

Procedures for Tendering Units

•	If you wish to accept the Offer and:

•	You are a record holder (i.e., a certificate representing a Unit or Units has been issued to you and registered in your name), you must deliver the certificates representing your Unit(s) (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires.

•	You are a record holder but the certificate(s) representing your Unit(s) is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional New York Stock Exchange trading days to tender your Units using the enclosed Notice of Guaranteed Delivery.

•	You hold your Unit(s) through a broker or a bank, you should contact your broker or bank and give instructions that your Units be tendered.

•	Detailed instructions are contained in the Letter of Transmittal and in “THE TENDER OFFER — 2. Procedures for Tendering Units.”

Effect of the Offer on Non-Tendered Units

•	If you decide not to tender your Units in the Offer and the Offeror purchases all tendered Units, there may be so few remaining Unit holders and publicly held Units that the Units may no longer be eligible to be traded through the New York Stock Exchange (“NYSE”) or any other securities market. If that occurs, there may not be a public trading market for the Units, or any public trading market for the Units may be highly illiquid. In addition, the Trust may be eligible to cease making filings with the Securities and Exchange Commission (“SEC”) or otherwise cease complying with SEC rules relating to publicly-held entities. The Offeror reserves the right at any time, subject to applicable law, to purchase Units in the open market, through privately negotiated sales or otherwise at any time the Offeror may determine, whether at a higher or lower price per Unit than that paid in the Offer.

Withdrawal Rights

•	You have the right to, and can, withdraw Units that you previously tendered at any time until the Expiration Date. You will not be able to withdraw Units tendered during any subsequent offering period that the Offeror may elect to establish after the Offeror has accepted for payment and paid for Units tendered in the Offer.

•	To withdraw Units that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you still have the right to withdraw your Units. If you tendered your Units through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Units. See “THE TENDER OFFER — 1. Terms of Offer and 3. Withdrawal Rights.”

Recent Trust Trading Prices; Subsequent Trading

•	On May 9, 2007, the last full trading day prior to the announcement by the Offeror of the Offer, the closing price of the Units reported on the New York Stock Exchange was $6.37 per Unit.

•	The Purchase Price of $8.00 represents a premium of 25.6% to the closing price of the Units on May 9, 2007.

•	You are advised to obtain a recent quotation for Units in deciding whether to tender your Units in the Offer. See “THE TENDER OFFER — 8. Price Range of Units; Cash Distributions.”

U.S. Federal Income Tax Treatment

•	The receipt by a U.S. holder of cash in exchange for Units pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Units pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Units. See “THE TENDER OFFER — 5. Certain Federal Income Tax Consequences” for more information, including certain income tax consequences of the Offer to non-U.S. holders. All holders of Units are strongly urged to consult their tax advisors as to the specific tax consequences to them of selling Units pursuant to the Offer, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws in their particular circumstances.

Further Information

•	For further information, you can call Innisfree M&A Incorporated, the Information Agent for the Offer, at 888-750-5834. See the back cover page of this Offer to Purchase.

TO THE OWNERS OF UNITS OF BENEFICIAL INTEREST OF
TORCH ENERGY ROYALTY TRUST:

INTRODUCTION

Trust Venture Company, LLC, a Delaware limited liability company (the “Offeror”), hereby offers to purchase any and all of the units of beneficial interest (“Units”) of Torch Energy Royalty Trust, a Delaware statutory trust (the “Trust”), at a price of $8.00 per Unit, net to the seller in cash, without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). According to the Trust’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (the “Trust 10-K”), as of March 27, 2007, there were 8,600,000 Units outstanding, of which 315,600 Units (approximately 3.7%) are currently owned by the Offeror. Tendering Unit holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of the Units by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of The Bank of New York, as the Depositary (the “Depositary”), and Innisfree M&A Incorporated, as the Information Agent (the “Information Agent”), incurred in connection with the Offer.

The members of the Offeror are Trust Acquisition Company, LLC, a Delaware limited liability company (“Trust Acquisition”), and Douglas L. Holbrook, an individual (“Mr. Holbrook”). Trust Acquisition is an affiliate of Silver Point Capital, L.P. (“Silver Point”), a private investment firm with approximately $7.5 billion in capital under management. The Offeror is managed by Trust Acquisition. Silver Point is the manager of Trust Acquisition. Edward A. Mulé (“Mr. Mulé”) and Robert J. O’Shea (“Mr. O’Shea”) are the only members of Silver Point Capital Management, LLC, the general partner of Silver Point. The Offeror, Trust Acquisition, Silver Point, Mr. Mulé and Mr. O’Shea are sometimes collectively referred to herein as the “Filing Persons.” See “THE TENDER OFFER — 7. Certain Information Concerning the Offeror.”

The purpose of the Offer is to acquire, together with Units already owned by the Offeror, at least 66 2/3% of the outstanding Units. Subsequent to the successful consummation of the Offer, the Offeror currently intends to call a meeting of the Unit holders within one year of the date of this Offer to Purchase for the purpose of voting on the termination of the Trust. If a meeting of the Unit holders is held concerning the termination of the Trust, the Offeror currently intends to vote any Units it holds at the time of such meeting in favor of terminating the Trust. The affirmative vote by the holders of more than 66 2/3% of all of the Units outstanding shall be required to terminate the Trust. See “THE TENDER OFFER — 12. Purpose of the Offer; Plans for the Trust.”

Consummation of the Offer is conditioned (the “Minimum Condition”) upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of Units that, together with the Units owned by the Offeror, would constitute at least 66 2/3% of the outstanding Units as of the date the Units are accepted for payment by the Offeror pursuant to the Offer (the “Minimum Number”). As of the date hereof, the Offeror owns 315,600 Units or 3.7% of the outstanding Units. The Offeror reserves the right (subject to applicable law and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”)), which it currently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Units. See “THE TENDER OFFER — 1. Terms of Offer” and “THE TENDER OFFER — 14. Certain Conditions of the Offer.”

The Offeror has filed a Schedule TO with the SEC in connection with the Offer (the “Offeror Schedule TO”). The Offeror Schedule TO contains additional information, including exhibits, relating to the Offer and the Offeror and may be inspected and copies of such document may be obtained at the same places and in the same manner as set forth in “THE TENDER OFFER — 6. Certain Information Concerning the Trust.”

The Units are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Trust is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the principal holders of the Trust’s securities and any material interest of such persons in transactions with the Trust is required to be disclosed in the Trust’s annual report on Form 10-K. Such reports and other information should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the reports and other information filed by the Trust with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549. Except as otherwise stated in this Offer to Purchase, the information concerning the Trust contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Offeror takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Trust to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror.

Holders of record of Units on the record date for any regular quarterly cash distribution declared by the Trust prior to the transfer to the Offeror on the Trust’s transfer records of the Units purchased pursuant to the Offer will be entitled to receive and retain any such regular quarterly cash distribution (whether such holder of record is the Offeror or any other party). See “THE TENDER OFFER — 8. Price Range of Units; Cash Distributions.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

TO THE KNOWLEDGE OF THE OFFEROR, AS OF THE DATE OF THIS OFFER TO PURCHASE, THE TRUSTEE (AS HEREINAFTER DEFINED) HAS MADE NO RECOMMENDATION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	TERMS OF OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept and purchase any and all Units that are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with “THE TENDER OFFER — 3. Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Thursday, June 7, 2007, unless and until the Offeror, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Offeror, shall expire.

Satisfaction of Certain Conditions.  The Offer is subject to applicable law (including the rules and regulations of the SEC) and certain conditions, including the Minimum Condition. See “THE TENDER OFFER — 14. Certain Conditions of the Offer.” If the Minimum Condition is not satisfied, or if any or all of the other events set forth in “THE TENDER OFFER — 14. Certain Conditions of the Offer” shall have occurred, prior to the Expiration Date, the Offeror reserves the right (but shall not be obligated) in its sole discretion to (i) decline to purchase any of the Units tendered in the Offer, terminate the Offer and return all tendered Units to the tendering Unit holders, (ii) waive or reduce the Minimum Condition or waive or amend any or all other conditions to the Offer and purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of the Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

Modification of Offer or Consideration.  If, prior to the Expiration Date, the Offeror should decide to increase or decrease the number of Units being sought or to increase or decrease the consideration being offered in the Offer, subject to any requirement to extend the period of time during which the Offer is open, such increase or decrease in the number of Units being sought or such increase or decrease in the consideration being offered will be applicable to all Unit holders whose Units are accepted for payment pursuant to the Offer.

Right to Extend or Amend Offer.  The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in “THE TENDER OFFER — 14. Certain Conditions of the Offer” shall have occurred or shall have been determined by the Offeror to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, all Units validly tendered by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect, by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Offeror in this paragraph are in addition to the Offeror’s rights to terminate the Offer pursuant to “THE TENDER OFFER — 14. Certain Conditions of the Offer.” UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE

PRICE FOR TENDERED UNITS, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHTS TO EXTEND THE OFFER.

Result of Material Modification.  If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to Unit holders, and, if material changes are made with respect to information that approaches the significance of price and Unit levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer’s soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to Unit holders. Accordingly, if, prior to the Expiration Date, the Offeror changes the number of Units being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at anytime earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unit holders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Announcements.  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

Subsequent Offering.  After the expiration of the Offer, the Offeror may, but is not obligated to, include a subsequent offering period of between three (3) and twenty (20) business days to permit additional tenders of Units (“Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of twenty (20) business days and has expired, (ii) the Offeror accepts and promptly pays for all Units validly tendered during the Offer, (iii) the Offeror announces the results of the Offer, including the approximate number and percentage of Units deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (iv) the Offeror immediately accepts and promptly pays for Units as they are tendered during the Subsequent Offering Period. In addition, the Offeror may extend any initial Subsequent Offering Period by any period or periods, provided that the Subsequent Offering Period (including extensions thereof) is no more than twenty (20) business days. No withdrawal rights apply to Units tendered in a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Units previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to Unit holders tendering Units in the Subsequent Offering Period, if one is included. The Offeror does not currently intend to include a Subsequent Offering Period, although the Offeror reserves the right to do so. If the Offeror elects to include or extend a Subsequent Offering Period, the Offeror will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

Request for Unit Holder List.  A request will be made on the date of this Offer to Purchase to Wilmington Trust Company, the trustee of the Trust (the “Trustee”), for the use of the Trust’s Unit holder list and security position listings for the purpose of disseminating the Offer to holders of Units. Once the Trust has provided such list and listings or otherwise complied with such request, this Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Units and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Unit holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units.

2.	PROCEDURES FOR TENDERING UNITS.

Valid Tender of Units.  Except as set forth below, for Units to be validly tendered pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as hereinafter defined) in connection with a book-entry delivery of Units, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Date. In addition, either (i) certificates for Units representing tendered Units must be received by the Depositary along with the Letter of Transmittal, or such Units must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as hereinafter defined) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering Unit holder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to the Units at The Depository Trust Company (the “DTC”) for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution which is a participant in the DTC’s system may make book-entry delivery of Units by causing the DTC to transfer such units into the Depositary’s account at the DTC in accordance with its procedures for transfer. However, although delivery of Units may be effected through book-entry transfer at the DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

DELIVERY OF DOCUMENTS TO THE DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. NONE OF THE OFFEROR, THE OFFEROR’S AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL ASSUME ANY RESPONSIBILITY FOR, OR WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF, THE FAILURE BY THE DTC TO FORWARD DOCUMENTS TO THE DEPOSITARY.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of the Securities Transfer Agent’s Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”) or the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) (each, an “Eligible Institution”), unless the Units tendered thereby are tendered (i) by a registered holder of Units who has not completed either the box labeled “Special Delivery Instructions” or the box labeled “Special Payment Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If the certificates for Units are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Units are to be issued or returned to, a person other than the registered owner, then the tendered certificates must be endorsed or accompanied by appropriate transfer powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or transfer powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a Unit holder desires to tender Units pursuant to the Offer and certificates for such Units are not immediately available, or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Units may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

(iii) the certificates (or a Book-Entry Confirmation) representing all tendered Units, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of the execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The term “Agent’s Message” means a message, transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Units which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

THE METHOD OF DELIVERY OF UNITS, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNIT HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

NOTWITHSTANDING ANY OTHER PROVISION HEREOF, PAYMENT FOR THE UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER WILL IN ALL CASES BE MADE ONLY AFTER TIMELY RECEIPT BY THE DEPOSITARY OF CERTIFICATES FOR, OR OF BOOK-ENTRY CONFIRMATION WITH RESPECT TO, SUCH UNITS, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF), TOGETHER WITH ANY SIGNATURE GUARANTEES (OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT’S MESSAGE) AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL. ACCORDINGLY, PAYMENT MIGHT NOT BE MADE TO ALL TENDERING UNIT HOLDERS AT THE SAME TIME AND WILL DEPEND UPON WHEN UNITS ARE RECEIVED INTO THE DEPOSITARY’S ACCOUNT AT THE DTC.

Backup Federal Tax Withholding.  Under U.S. federal income tax laws, backup withholding at a rate of 28% will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed applicable Form W-8 before receipt of any payment.

Appointment as Proxy.  By executing a Letter of Transmittal as set forth above, a tendering Unit holder irrevocably appoints designees of the Offeror as his attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution and resubstitution, to the full extent of such Unit holder’s rights with respect to the Units tendered by the Unit holder and accepted for payment by the Offeror and with respect to any and all other Units or other securities, rights or distributions, other than regular cash distributions declared by the Trust having a record date prior to the date of transfer to the Offeror on the Trust’s transfer records of the Units tendered (such Units or other securities, rights or distributions other than such regular cash distributions being referred to herein as “Distributions”), issued or issuable in respect of such Units on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Units. This appointment will be effective when, and only to the extent that, the Offeror pays for such Units by depositing the Purchase Price therefor with the Depositary. Upon such payment, all prior proxies given by such Unit holder with respect to such Units and any Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given by such Unit holder (and, if given, will not be deemed effective). The designees of the Offeror will, with respect to the Units and any Distribution, be empowered to exercise all voting and other rights of such Unit holder with respect to such Units and any Distributions as they, in their sole discretion, may deem proper at any meeting of the Unit holders, or any adjournment or postponement thereof, or by written consent or otherwise. The Offeror reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Offeror’s acceptance for payment of such Units, the Offeror must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unit holders.

Determination of Validity.  All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to any of the procedures described above will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. The Offeror reserves the absolute right to reject any or all tenders of any Units determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, including, without limitation, the Minimum Condition, or any defect or irregularity in any tender of Units of any particular Unit holder.

The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Offeror, the Offeror’s affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification.

A tender of Units pursuant to any one of the procedures described above will constitute the tendering Unit holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Unit holder’s representation and warranty that (i) such Unit holder has full power and authority to tender, sell, assign and transfer such Units, (ii) the tender of the tendered Units complies with Rule 14e-4 under the Exchange Act and (iii) when the same are accepted for payment by the Offeror, the Offeror will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and will not be subject to any adverse claim. The Offeror’s acceptance for payment of Units tendered pursuant to the Offer will constitute a binding agreement between the tendering Unit holder and the Offeror upon the terms and subject to the conditions to the Offer.

3.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 3, tenders of Units made pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Offeror as provided herein, may also be withdrawn at any time after July 8, 2007, or at such later time as may apply if the Offer is extended.

If, for any reason whatsoever, acceptance for payment of Units tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights set forth herein, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Units, and such Units may not be withdrawn except to the extent that the tendering Unit holder is entitled to and duly exercises withdrawal rights as described in this Section 3. Any such delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and (if certificates for Units have been tendered) the name of the registered holder of the Units as set forth in the certificate for the Unit, if different from the name of the person who tendered such Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Units have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as set forth in “THE TENDER OFFER — 2. Procedures for Tendering Units,” any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn Units and otherwise comply with the DTC’s procedures.

Withdrawals of tenders of Units may not be rescinded and any Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by again following one of the procedures described in “THE TENDER OFFER — 2. Procedures for Tendering Units” at any time prior to the Expiration Date.

If the Offeror includes a Subsequent Offering Period (as described in more detail in Section 1) following the Offer, no withdrawal rights will apply to Units tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Units previously tendered in the Offer and accepted for payment.

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for any and all Units validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with “THE TENDER OFFER — 3. Withdrawal Rights”) as promptly as practicable after the Expiration Date.

UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the requirements of Rule 14e-1(c) of the Exchange Act referred to in “THE TENDER OFFER — 1. Terms of Offer,” payment for, Units in order to comply in whole or in part with any applicable law or condition. See “THE TENDER OFFER — 14. Certain Conditions of the Offer.” In all cases, subject to such rights of Offeror to delay acceptance for payment, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Units into the Depositary’s account at the DTC pursuant to the procedures set forth in “THE TENDER OFFER — 2. Procedures for Tendering Units,” (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance of such Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as agent for tendering Unit holders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering Unit holders.

If any tendered Units are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Units than are tendered, certificates for tendered Units not purchased or tendered will be returned, without expense to the tendering Unit holder (or, in the case of Units tendered by book-entry transfer into the Depositary’s account at the DTC pursuant to the procedures set forth in “THE TENDER OFFER — 2. Procedures for Tendering Units,” such Units will be credited to the account maintained at the DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

If, on or prior to the Expiration Date, the Offeror shall increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration shall be paid to all Unit holders whose Units have previously been accepted for payment pursuant to the Offer.

5.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following summary of federal income tax consequences is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or different interpretation at any time, possibly with retroactive effect. Subsequent changes in such authorities may cause the federal income tax consequences to vary substantially from the consequences described below. No attempt has been made in the following summary to comment on all federal income tax matters affecting the Trust or Unit holders. Each Unit holder is urged to consult its own tax advisor as to the particular tax consequences to it of the ownership and disposition of Units, including the applicability of any U.S. federal income, federal estate or gift, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

All references to “Unit holders” are to beneficial owners of the Units. It is assumed for purposes of this discussion that the Trust is classified as a grantor trust for federal income tax purposes and not an association taxable as a business entity. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular taxpayer in light of its personal investment circumstances. This summary does not address the effect of the U.S. federal alternative minimum, estate or gift tax laws or the tax considerations arising under the law of any state, local or foreign jurisdiction. Moreover, this discussion does not address Unit holders subject to specialized tax treatment such as, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	regulated investment companies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that own their interest in Units through S-corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	Unit holders whose functional currency is not the U.S. dollar;

•	persons who hold Units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell Units under the constructive sale provisions of the Code.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for federal income tax purposes) is a beneficial owner of Units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A Unit holder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning, and disposing of Units.

Tendering Unit Holders.  Each tendering Unit holder will be treated, for federal income tax purposes, as having disposed of an undivided interest in each of the assets of the Trust. As a result, each tendering Unit holder will recognize gain or loss, for federal income tax purposes, measured by the difference between the amount realized on the sale and the Unit holder’s tax basis in the Unit sold. A Unit holder’s tax basis in its Units will generally include its allocable share of the debts of the Trust, if any, at the time that the Unit holder acquired its Units, and such tax basis must be reduced, but not below zero, by any depletion deductions that the Unit holder has been allowed. A Unit holder’s amount realized will generally include an allocable share of the debts of the Trust, if any, at the time the Units are sold. The character of the gain or loss as ordinary income or loss or as capital gain or loss will be determined by reference to the Royalty Interests (as defined in “THE TENDER OFFER — 6. Certain Information Concerning the Trust”), rather than by reference to the Units (with the result, inter alia, that the depletion recapture rules will generally require a Unit holder to recharacterize, as ordinary income, any capital gain recognized in connection with the sale of Units, but not in excess of the depletion deductions previously allowed to the Unit holder that were applied to reduce tax basis). A tendering Unit holder who has been allowed a tax credit pursuant to former section 29 of the Code will not have to recapture as ordinary income any amount previously allowed as such a credit. Any gain or loss on Units tendered by a Unit holder who is not a dealer with respect to such Units and who has a holding period for such Units of more than one year would be long-term capital gain or loss, except to the extent of any depletion recapture (as described above). Long-term capital gains of individuals, estates and trusts are, under current law, generally taxed at a maximum rate of 15%. If a noncorporate Unit holder has held Units for 12 months or less, any capital gain recognized on the tender of such Units would be short-term capital gain which is subject to tax at ordinary income rates. Capital gains of corporate taxpayers are generally taxed at ordinary income rates. A tendering Unit holder’s ability to deduct capital losses is subject to certain limitations.

In general, income, gain, loss, deduction and credits attributable to the assets of the Trust will be taken into account by Unit holders consistent with their method of accounting and without regard to the accounting method employed by the Trust. The Trust allocates items of income, gain, loss, deduction and credits to Unit holders based on record ownership at the quarterly record dates. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the Trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the Unit holders affected by the issue and result in an increase in the administrative expense of the Trust in subsequent periods. It is also possible that the IRS would take the position that a portion of the proceeds from a sale of the Units is ordinary income to the extent of any accrued Trust income at the time of the sale allocable to the Units sold, but which has not been distributed to the tendering Unit holder. Unit holders may be required to file IRS Form 8271 in connection with their ownership and/or tender of Units.

Non-Tendering Unit Holders.  It is assumed for purposes of this discussion that the Trust will continue to be classified as a grantor trust subsequent to the consummation of the Offer. Subsequent to the successful consummation of the Offer, the Offeror currently intends to call a meeting of the Unit holders within one year of the date of this Offer to Purchase for the purpose of voting on the termination of the Trust. See “THE TENDER OFFER — 12. Purpose of the Offer; Plans for the Trust.” In the event of termination and the subsequent dissolution of the Trust, each Unit holder will directly own and control its interests in the Royalty Interests (as defined hereinafter). The federal income tax treatment of directly holding such Royalty Interests will be substantially similar to the tax treatment of indirectly owning such properties through the Trust.

Backup Withholding and Information Reporting.  The proceeds from a disposition of Units may be subject to information reporting and U.S. federal backup withholding tax if the Unit holder thereof is a noncorporate taxpayer and fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the Unit holder’s U.S. federal income tax liability.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. UNIT HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE EFFECTS OF FEDERAL, STATE AND LOCAL TAX CONSEQUENCES THEREOF.

6.	CERTAIN INFORMATION CONCERNING THE TRUST.

The Trust was created under the laws of the State of Delaware and maintains its principal offices at Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890, (302) 651-8775. The Trust was formed effective October 1, 1993 under the Delaware Business Trust Act pursuant to the terms of the Trust Agreement, by and among Torch Energy Advisors Incorporated, Torch Royalty Company, Velasco Gas Company Ltd. and Wilmington Trust Company, dated October 1, 1993 (the “Trust Agreement”) to hold net profits interests (the “Royalty Interests”) in certain oil and gas properties (the “Underlying Properties”). The Underlying Properties constitute working interests in Chalkley Field in Louisiana, the Robinson’s Bend Field in the Black Warrior Basin in Alabama, fields that produce from the Cotton Valley formations in Texas and fields that produce from the Austin Chalk formation in Texas. The Underlying Properties represent interests in all productive formations from 100 feet below the deepest productive formation in each field to the surface when the Trust was formed.

Except as otherwise stated in this Offer to Purchase, the information concerning the Trust contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Offeror takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Trust to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror.

The selected financial data set forth below relating to the Trust have been taken or derived from the audited financial statements contained in the Trust 10-K. More comprehensive financial information is included in the Trust 10-K and the other documents filed by the Trust with the SEC, and the financial data set forth below are qualified in its entirety by reference to such reports and other documents including the financial statements and related notes contained therein.

TORCH ENERGY ROYALTY TRUST
SELECTED FINANCIAL DATA

CONDENSED STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

	December 31,	December 31,
	2006	2005
	(In thousands)

ASSETS
Cash	$1	$1
Net profits interests in oil and gas properties (net of accumulated amortization of $162,215 and $158,926 at December 31, 2006 and 2005, respectively)	18,385	21,674

	$18,386	$21,675

LIABILITIES AND TRUST CORPUS
Trust expense payable	$222	$234
Trust corpus	18,164	21,441

	$18,386	$21,675

STATEMENTS OF DISTRIBUTABLE INCOME

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except
	per unit amounts)

Net profits income	$7,796	$5,818	$6,161
Infill Well Net Proceeds	516	708	443

	8,312	6,526	6,604
General and administrative expenses	965	925	947
Interest Expense	85	—	—

	1,050	925	947

Distributable income	$7,262	$5,601	$5,657

Distributable income per Unit (8,600 Units)	$0.84	$0.65	$0.66

Distributions per Unit	$0.84	$0.65	$0.67

STATEMENTS OF CHANGES IN TRUST CORPUS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Trust corpus, beginning of year	$21,441	$23,556	$26,284
Amortization of Net Profits Interests	(3,289)	(2,126)	(2,657)
Distributable income	7,262	5,601	5,657
Distributions to Unit holders	(7,250)	(5,590)	(5,728)

Trust Corpus, end of year	$18,164	$21,441	$23,556

7.	CERTAIN INFORMATION CONCERNING THE OFFEROR.

The Offeror, a Delaware limited liability company, was recently organized and has not engaged in any business since its organization other than that incident to its organization and in connection with the Offer. The Limited Liability Company Agreement of the Offeror (the “LLC Agreement”) provides that the objects and purposes of the Offeror are to engage in any lawful business activities in which a Delaware limited liability company may engage, including, without limitation, (i) to conduct the Offer, (ii) to purchase or otherwise acquire, own, sell or otherwise dispose of Units and the beneficial interests in the Louisiana Trust (as defined hereinafter), and (iii) to purchase or otherwise acquire, own, sell or otherwise dispose of interests in the properties owned by the Trust and the Louisiana Trust, including the Underlying Properties. The Offeror is not expected to engage in any business other than in connection with its organization, the Offer and ownership of Units. The principal executive offices of the Offeror are located at 2 Greenwich Plaza, Greenwich, Connecticut 06830.

The LLC Agreement provides that the powers of the Offeror shall be exercised by or under the authority of, and the business and affairs of the Offeror shall be managed by the manager of the Offeror, Trust Acquisition. The LLC Agreement also provides that no member of the Offeror or any of their affiliates shall, directly or indirectly, purchase or otherwise acquire any Units outside of the Offeror.

The members of the Offeror are Trust Acquisition and Mr. Holbrook.

Trust Acquisition is a Delaware limited liability company formed to engage in the business of acquiring, holding and disposing of membership interests in the Offeror. Trust Acquisition is an affiliate of Silver Point Capital, L.P., a private investment firm with approximately $7.5 billion in capital under management. Silver Point is a Delaware limited partnership and is the sole manager of Trust Acquisition and has sole management control of Trust Acquisition. It also has sole investment and voting control over the securities held by Trust Acquisition. The business address and telephone number of Trust Acquisition and Silver Point is 2 Greenwich Plaza, Greenwich, Connecticut 06830, (203) 542-4200, respectively. Mr. Mulé and Mr. O’Shea are the only members of Silver Point Capital Management, LLC, the general partner of Silver Point.

The name, position, citizenship, business address, business telephone number, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each of Messrs. Mulé and O’Shea are set forth on Schedule I attached hereto and incorporated by reference herein.

Mr. Holbrook’s citizenship, business address, business telephone number, current principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Holbrook’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.

As of the date of this Offer to Purchase, the Filing Persons, and each associate and majority-owned subsidiary of such persons, beneficially own 315,600 Units, in the aggregate, representing approximately 3.7% of the outstanding Units. Of these 315,600 Units, the Offeror is the direct beneficial owner of 315,600 Units, representing approximately 3.7% of the outstanding Units. Each of the foregoing percentages is based upon the 8,600,000 Units reported outstanding as of March 27, 2007 in the Trust 10-K.

Of the Units described above, the Offeror has sole voting power and sole dispositive power with regard to 315,600 Units and each of Trust Acquisition, Silver Point, Mr. Mulé and Mr. O’Shea has shared voting power and shared dispositive power with regard to such Units. Trust Acquisition, by virtue of its relationship to the Offeror, may be deemed to be the beneficial owner of any Units deemed to be beneficially owned by the Offeror. Silver Point, by virtue of its relationship to Trust Acquisition, may be deemed to be the beneficial owner of any Units deemed to be beneficially owned by Trust Acquisition. Each of Messrs. Mulé and O’Shea, by virtue of his relationship to Silver Point, may be deemed to be the beneficial owner of any Units deemed to be beneficially owned by Silver Point.

Except as set forth in this Offer to Purchase, the Offeror Schedule TO and Schedule II hereto: (i) none of the Filing Persons or any associate or majority-owned subsidiary of such persons, beneficially owns or has a right to acquire any

Units or any other equity securities of the Trust; (ii) none of the Filing Persons nor, to the knowledge of each of the Filing Persons, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Units or any other equity securities of the Trust during the past 60 days; (iii) none of the Filing Persons has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Trust, including, but not limited to any contract, arrangement, understanding or relationship concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; (iv) during the past two years, there have been no transactions which would require reporting under the rules and regulations of the SEC between any of the Filing Persons, on the one hand, and the Trust or any of its executive officers, directors or affiliates, on the other hand; (v) during the last two years, there have been no contracts, negotiations or transactions between any of the Filing Persons or any of their respective subsidiaries, on the one hand, and the Trust or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Trust; (vi) none of the Filing Persons has, in the last five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

8.	PRICE RANGE OF UNITS; CASH DISTRIBUTIONS.

The Units are listed and traded on the NYSE under the symbol TRU. The following table sets forth for the periods indicated, the reported high and low sales prices for the Units and the distributions per Unit, as reported in the Trust 10-K with respect to the fiscal years 2005 and 2006 and the high and low sale prices for the Units and the distributions per Unit reported in published financial sources for the periods indicated thereafter.

			Cash
	High	Low	Distributions

Quarter ended March 31, 2005	$8.11	$6.45	$.22
Quarter ended June 30, 2005	$8.15	$6.13	$.12
Quarter ended September 30, 2005	$7.20	$6.60	$.15
Quarter ended December 31, 2005	$7.23	$6.44	$.16

Quarter ended March 31, 2006	$8.10	$6.84	$.35
Quarter ended June 30, 2006	$9.00	$7.13	$.25
Quarter ended September 30, 2006	$10.22	$7.02	$.14
Quarter ended December 31, 2006	$7.64	$6.28	$.10

Quarter ended March 31, 2007	$7.30	$6.16	$.099
Quarter ending June 30, 2007 (through May 9, 2007)	$6.95	$6.33	TBA

On May 9, 2007, the last full trading day prior to the commencement of the Offer, the closing sales price for the Units on the NYSE was $6.37 per Unit. UNIT HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE UNITS.

Cash distributions are made by the Trustee on a quarterly basis. The quarterly distribution is payable to Unit holders of record on the last day of the second month following the end of such calendar quarter unless such day is not a business day in which case the record date will be the next business day thereafter. The Trustee distributes the quarterly distribution on or prior to 10 days after each such record date to each person who was a Unit holder of record on the associated record date, together with interest estimated to be earned on such amount from the date of receipt thereof by the Trustee to the payment date. The Offeror believes that the amount of each quarterly distribution is generally announced before the quarterly record date. HOLDERS OF RECORD OF UNITS ON THE QUARTERLY RECORD DATE FOR ANY REGULAR CASH DISTRIBUTION DECLARED BY THE TRUST PRIOR TO THE TRANSFER TO THE OFFEROR

ON THE TRUST’S TRANSFER RECORDS OF THE UNITS PURCHASED PURSUANT TO THE OFFER WILL BE ENTITLED TO RECEIVE AND RETAIN SUCH REGULAR CASH DISTRIBUTION.

9.	DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, the Trust should split, combine or otherwise change the Units or its capitalization, or disclose that it has taken such action, then, without prejudice to the Offeror’s rights under applicable law and subject to the provisions in “THE TENDER OFFER — 14. Certain Conditions of the Offer,” the Offeror, in its sole discretion, may make such adjustments in the Purchase Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change including, without limitation, the number of Units to be purchased.

If, on or after the date of this Offer to Purchase, the Trust should declare or pay any distribution with respect to the Units, other than the regular quarterly cash distributions (see “THE TENDER OFFER — 8. Price Range of Units; Cash Distributions”), that is payable or distributable to record holders as of a date prior to the transfer to the Offeror on the Trust’s transfer records of the Units purchased pursuant to the Offer, then without prejudice to the Offeror’s rights under applicable law and subject to the provisions in “THE TENDER OFFER — 14. Certain Conditions of the Offer,” (i) in the case of any cash distribution, the Purchase Price will be reduced by the amount of such cash distribution and (ii) in the case of any non-cash distribution, such non-cash distribution shall be received and held by the tendering Unit holders for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering Unit holder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all rights and privileges as owner of any such non-cash distribution and may withhold the entire Purchase Price or deduct from the Purchase Price the amount or value thereof, as determined by the Offeror in its sole discretion.

10.	FINANCING OF THE OFFER.

The total amount of funds required by the Offeror to purchase pursuant to the Offer all of the outstanding Units not currently owned by the Offeror is approximately $66.3 million, and approximately $43.3 million to purchase just the Minimum Number of Units. The Offeror will also require approximately $0.8 million to pay fees, expenses and other costs expected to be incurred in connection with the successful completion of the Offer. In connection with the formation of the Offeror, Trust Acquisition contributed 315,600 Units and $0.8 million as a capital contribution. Pursuant to the LLC Agreement, Trust Acquisition is required to make any necessary additional cash contributions to the Offeror in order for the Offeror to have sufficient funds to purchase all of the Units validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the Offer. After the expiration of the Offer, the Offeror may seek to borrow funds, which may be secured by Units now owned by the Offeror and the Units the Offeror purchases in the Offer. The Offer is not conditioned on any financing arrangements.

11.	BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE TRUST.

In January 2007, Mr. Holbrook entered into an agreement, which agreement superseded a prior agreement between the parties, with a company that holds a significant number of Units (the “Company”) whereby the Company agreed to compensate Mr. Holbrook based on the Company’s profits from its investment in Units. In the agreement, Mr. Holbrook agreed to provide the Company with an option to participate in certain transactions relating to the Trust, and the Company agreed not to purchase more than 9.9% of the outstanding Units.

In April 2007, an affiliate of the Offeror, Mr. Holbrook and the Company engaged in discussions relating to a possible joint-venture arrangement whereby the parties would contribute the Units that each owned to a limited liability company and such company would commence a tender offer for any and all of the outstanding Units. After further discussions, the parties concluded that an agreement could not be reached with respect to such arrangement. None of the Offeror or any of its affiliates, and, except as described above, Mr. Holbrook, have any agreement, arrangement or understanding with the Company to acquire, hold, vote or dispose of Units. The Offeror believes that as of the date of this Offer to Purchase, the Company is still the beneficial owner of a significant number of Units.

Except as described in this Offer to Purchase, there have been no contacts, transactions or negotiations between the Offeror, or, to the best of the Offeror’s knowledge, any its respective affiliates or subsidiaries or any of the persons listed on Schedule I, on the one hand, and the Trust or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or sale or other transfer of a material amount of the Trust’s assets.

12.	PURPOSE OF THE OFFER; PLANS FOR THE TRUST.

The purpose of the Offer is to acquire, together with Units already owned by the Offeror, at least 66 2/3% of the outstanding Units. Subsequent to the successful consummation of the Offer, the Offeror currently intends to call a meeting of the Unit holders within one year of the date of this Offer to Purchase for the purpose of voting on the termination of the Trust. If a meeting of the Unit holders is held concerning the termination of the Trust, the Offeror intends to vote any Units it holds at the time of such meeting in favor of terminating the Trust.

The Offeror and its affiliates reserve the right, following expiration of the Offer and the Subsequent Offering Period, as applicable, to purchase additional Units, either in open market or privately negotiated transactions, in one or more additional tender offers or otherwise, or to sell all or any portion of the Units owned by them. Any such sales or purchases would depend upon current market prices for the Units, prevailing industry and general economic and market conditions, the business, financial condition and results of operations of the Trust and other relevant factors, and would be on such terms and at such prices as to which the Offeror or its affiliates, as the case may be, may then agree.

Certain of the information in the following paragraphs of this Section 12 has been taken or derived from the Trust Agreement, which was filed as Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 33-68688), as amended, filed by Torch Energy Advisors Incorporated with the SEC on its own behalf and as sponsor of the Trust. More comprehensive information concerning meetings of Unit holders, the termination of the Trust and amendments to the Trust Agreement is included in the Trust Agreement, and the information set forth below is qualified in its entirety by reference to the Trust Agreement.

Termination of the Trust.  According to the terms of the Trust Agreement, the Trust may terminate on or after January 1, 2003 upon the affirmative vote in favor of termination of the Trust by the holders of record of more than 66 2/3% of the then outstanding Units. A meeting of the Unit holders may be called by Unit holders owning of record not less than 10% of the then outstanding Units. As of the date of this Offer to Purchase, the Offeror owns 315,600 Units or 3.7% of the outstanding Units. After the successful conclusion of the Offer, whether the Minimum Condition is met or waived, the Offeror currently intends to call a special meeting of the Unit holders within one year of the date of this Offer to Purchase for the purpose of voting to terminate the Trust pursuant to a notice distributed to all of the Unit holders of record. The notice of such meeting must be given in person or by mail not more than 60 nor less than 20 days prior to the date of the meeting. At such meeting, if the holders of more than 66 2/3% of the then outstanding Units vote to terminate the Trust, the Trust will terminate, the Trustee will commence the liquidation process, and the Trust will continue until all of the affairs of the Trust are liquidated and wound up. If the Minimum Condition is met, the Offeror, after the expiration of the Offer, will own more than 66 2/3% of the outstanding Units, and would be able to approve the termination of the Trust even if no other Unit holder voted to terminate the Trust.

In the event that the Trust is terminated, the Torch Energy Louisiana Royalty Trust (the “Louisiana Trust”), formed effective October 1, 1993 pursuant to that certain Trust Agreement by and among the Trust, Torch Energy Advisors Incorporated (together with its successors and permitted assigns, “Torch Energy”), as settlor, and Hibernia National Bank (together with its successors and permitted assigns, the “Louisiana Trustee”) as trustee, will also terminate. The Trust is the beneficiary of the Louisiana Trust. According to reports or other documents that the Trust has filed with the SEC, certain agreements to which the Trust is a party, including that certain Oil and Gas Purchase Contract dated as of October 1, 1993, by and between Torch Energy Marketing, Inc., Torch Royalty Company and Velasco Gas Company Ltd., expire or terminate upon the termination of the Trust.

Within five business days of the date the Unit holders vote to terminate the Trust (the “Termination Date”), the Trustee must (i) provide Torch Royalty Company (along with its successors and permitted assigns, “TRC”), Velasco Gas Company (along with its successors and permitted assigns, “Velasco”), any other owner of the Underlying Properties and the Louisiana Trustee with written notice of the termination of the Trust (the “Trust Termination Notice”) and (ii) engage an investment banking firm (the “Advisor”) to assist the Trustee and the Louisiana Trustee in selling the remaining net profits interests then owned by the Trust and the Louisiana Trust (the “Remaining Net Profits Interests”). Within five business days of its receipt of the Trust Termination Notice, the Louisiana Trustee must provide Torch Energy and any other owner of Underlying Properties held by the Louisiana Trust with written notice of the termination of the Louisiana Trust. The Trustee must use its best efforts, with the Advisor’s assistance, to sell or cause to be sold the Remaining Net Profits Interests owned by the Trust. The Louisiana Trustee must also use its best efforts, with the Advisor’s assistance, to obtain offers for the Remaining Net Profits Interests owned by the Louisiana Trust.

Pursuant to the Trust Agreement, TRC, Velasco, or the owner of the Underlying Properties will deposit all proceeds of production following the Termination Date payable to the Trust or the Louisiana Trust attributable to the conveyances pursuant to which the Remaining Net Profits Interests were conveyed to the Trust and the Louisiana Trust (the “Conveyances”) into a non-interest bearing account (the “Deposit Account”) and, upon closing of the sale of the Remaining Net Profits Interests, will pay the deposited amounts to the buyer of the Remaining Net Profits Interests. In the event that all Remaining Net Profits Interests are not, for any reason, sold or a definitive agreement for sale thereof entered into prior to the 150th day following the Termination Date, TRC, Velasco or the owner of the Underlying Properties will pay all amounts deposited in the Deposit Account to the Trust and all amounts attributable to the Conveyances thereafter payable to the Trust will be paid to the Trust and the Louisiana Trust in accordance with the terms of such Conveyances, and such amounts will be distributed to the Unit holders in accordance with the terms of the Trust Agreement and the Louisiana Trust Agreement.

The Trustee may accept any offer (including offers, if any, made by the Offeror, TRC, Velasco, Torch Energy or any affiliate thereof) for all or any part of the Remaining Net Profits Interests as it deems to be in the best interest of the Trust and the Unit holders and may continue for up to one calendar year after the Termination Date to seek a buyer or buyers of any remaining assets and properties of the Trust estate, in an orderly fashion not involving a public auction. If any assets or property of the Trust estate have not been sold, or no definitive agreement for their sale has been entered into, by the end of one calendar year following the Termination Date, the Trustee will cause the property to be sold at public auction to the highest cash bidder (which may be the Offeror, TRC, Velasco, Torch Energy or any affiliate thereof). Notice of such auction must be mailed to each Unit holder at least 30 days prior to the sale. The proceeds from any sale of the Remaining Net Profits Interests will be distributed to the Unit holders in accordance with the terms of the Trust Agreement and the Louisiana Trust Agreement.

Although the Offeror has not made any determination to do so, the Offeror or one or more of its affiliates may seek to purchase all or any part of the Remaining Net Profits Interests if the sale, as described above, occurs. In the event of the termination of the Trust, if the Offeror or one of its affiliates do not buy the Remaining Net Profits Interests, there can be no assurance that a buyer will be found for the Remaining Net Profits Interests. Furthermore, there can be no assurance as to whether or when any such transaction might be proposed by the Offeror or its affiliates or as to the purchase price which might be offered by the Offeror or its affiliates or by any third party in any such transaction.

While not necessarily the case, there could be circumstances after the termination of the Trust, or in connection therewith, where the Offeror’s interests may be adverse to the interests of the other Unit holders, such as if the Offeror decided to bid for the Remaining Net Profits Interests.

Amendments to the Trust Agreement.  The Trust Agreement provides that certain material sections of the Trust Agreement that pertain to the termination of the Trust and the disposition and distribution of the Trust’s assets and properties may be amended upon the affirmative vote in favor of such amendment by the holders of record of not less than 80% of the then outstanding Units. Certain other amendments of the Trust Agreement require the affirmative vote in favor of such amendment by the holders of record of a majority of the then outstanding Units, while other amendments only require the favorable vote of the holders of record of more than 50% of the Units represented at the meeting of Unit holders at which such vote is taken. If the Minimum Condition is met, the Offeror, after the expiration of the Offer, will own more than 66 2/3% of the outstanding Units, and would be able to approve certain amendments to the Trust Agreement even if no other Unit holder voted to approve such amendments. Although the Offeror has not made any determination to do so, the Offeror may request a vote by Unit holders to amend the Trust Agreement, including, without limitation, with respect to sections of the Trust Agreement relating to the termination of the Trust and the disposition and distribution of the Trust’s assets and properties. If properly noticed, a vote of Unit holders to amend the Trust Agreement could occur at a meeting of Unit holders at which the Unit holders were voting on the termination of the Trust.

Removal of Trustee; Distributions.  The Trust Agreement provides that, under certain circumstances, the Trustee and the Louisiana Trustee may be removed by a vote of the Unit holders of record owning a majority of the outstanding Units. If the Minimum Condition is met, the Offeror, after the expiration of the Offer, will own more than 66 2/3% of the outstanding Units, and would be able to remove either the Trustee or the Louisiana Trustee even if no other Unit holder voted to approve the removal of such trustee. Currently, the Offeror has no present plans to vote its Units for the removal of either the Trustee or the Louisiana Trustee. In addition, the Offeror currently has no intention to materially change the distributions of the Trust, except as set forth in this Offer to Purchase.

THE OFFEROR IS NOT, PURSUANT TO THE OFFER, REQUESTING VOTES BY UNIT HOLDERS IN FAVOR OF TERMINATING THE TRUST OR ON ANY OTHER MATTER, INCLUDING, AMONG OTHER THINGS, AMENDMENTS TO THE TRUST AGREEMENT. SUCH A REQUEST, IF ANY, WILL OCCUR PURSUANT TO A PROXY OR INFORMATION STATEMENT PREPARED IN ACCORDANCE WITH APPLICABLE LAW, DISTRIBUTED TO UNIT HOLDERS AFTER THE SUCCESSFUL CONSUMMATION OF THE OFFER, AND IN ANY SUCH CASE, THE TRUSTEE OR THE OFFEROR SHALL DELIVER TO THE UNIT HOLDERS A NOTICE OF MEETING IN ACCORDANCE WITH THE TRUST AGREEMENT AND APPLICABLE LAW.

13.	EFFECT OF THE OFFER ON THE MARKET FOR UNITS; NYSE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

The purchase of Units pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and the number of holders of Units and could adversely affect the liquidity and market value of the remaining Units held by the public. The purchase of Units pursuant to the Offer can also be expected to reduce the number of holders of Units.

In addition, if the Trust is dissolved, as described in “THE TENDER OFFER — 12. Purpose of the Offer; Plans for the Trust,” the Units may be delisted by the NYSE, and the registration of the Units under the Exchange Act would be terminated.

Exchange Listing.  The Units are currently listed and traded on the NYSE, which constitutes the principal trading market for the Units. Depending upon the aggregate market value and the number of Units purchased pursuant to the Offer, the Units may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Units if, among other things, the number of publicly held Units falls below 100,000, the number of holders of Units falls below 100 or the aggregate market value of such publicly held Units falls below $1,000,000. In addition, in the event the Trust is terminated, the NYSE may commence suspension and delisting procedures. See “THE TENDER OFFER — 12. Purpose of the Offer; Plans for the Trust.”

If, as a result of the purchase of Units pursuant to the Offer or the termination of the Trust, the Units no longer meet the requirements for continued listing on the NYSE, the market for the Units could be adversely affected. In the event the Units are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Units and the availability of such quotations would, however, depend upon the number of holders of such Units at such time, the interest in maintaining a market in such Units on the part of securities firms, the possible termination of registration of such Units under the Exchange Act as described below and other factors.

Exchange Act Registration.  The Units are currently registered under the Exchange Act. Such registration may be terminated upon application of the Trust to the SEC if such Units are not listed on a national securities exchange and there are fewer than 300 holders of record of the Units. The termination of the registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Trust to the Unit holders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with meetings of the Unit holders and the related requirement of an annual report to Unit holders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Units or to the Trust. Furthermore, if registration of the Units under the Exchange Act were terminated, the ability of “affiliates” of the Trust and persons holding “restricted securities” of the Trust to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Units were no longer registered under the Exchange Act, the Units would no longer be eligible for New York Stock Exchange listing.

Margin Securities.  The Units are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on such Units as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Units would no longer constitute “margin securities” for purposes of the Federal

Reserve Board’s margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Units under the Exchange Act were terminated, the Units would no longer be “margin securities.”

14.	CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer at any time in its sole discretion, the Offeror shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act and any other applicable rules and regulations of the SEC, any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units unless the Minimum Condition is satisfied. Furthermore, notwithstanding any other term of the Offer, the Offeror shall not be required to accept for payment or to pay for any Units not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:

(a) there shall be threatened, instituted or pending any action or proceeding by or before any court or governmental, administrative or regulatory agency or authority or any other person, domestic or foreign, challenging the making of the Offer or the acquisition by the Offeror of any Units, or otherwise directly or indirectly relating to the Offer or, in the sole judgment of the Offeror, otherwise adversely affecting the Trust, the Offeror or any of its respective subsidiaries or affiliates; or

(b) any change shall have occurred or be threatened in the properties, financial condition, operations, results of operations or prospects of the Trust or the Royalty Interests that, in the sole judgment of the Offeror, is or may be materially adverse to the Trust or the Royalty Interests, or the Offeror shall have become aware of any facts that, in the sole judgment of the Offeror, have or may have material adverse significance with respect to the value of the Trust or the Royalty Interests or the value of the Units to the Offeror; or

(c) a tender or exchange offer for some portion or all of the Units shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or the Offeror shall have learned that (i) any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the outstanding Units, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed such ownership on or prior to the date of this Offer to Purchase or (ii) any such person or group who has publicly disclosed any such ownership of more than 5% of the Units prior to such date shall have acquired or proposed to acquire additional Units constituting more than 1% of the outstanding Units or shall have been granted any option or right to acquire more than 1% of the outstanding Units; or

(d) there shall have been any action taken, or any statute, rule, regulation or order proposed, promulgated, enacted, entered or deemed applicable to the Offer, by any domestic or foreign government or governmental authority or by any court, domestic or foreign, that, in the sole judgment of the Offeror, might (i) make the acceptance for payment of or payment for some or all of the Units illegal or otherwise restrict or prohibit consummation of the Offer, or impose material obligations upon the Offeror as a result of any such acceptance or payment, (ii) result in a delay in the ability of the Offeror, or render the Offeror unable, to accept for payment or pay for some or all of the Units, (iii) require the Offeror or the Trust or any of their respective affiliates to hold separate or to divest itself of all or any portion of the business, assets or property of any of them or any Units or impose any limitation on the ability of any of them to conduct their business and own such assets, properties and Units, (iv) impose material limitations on the ability of the Offeror to acquire, hold or exercise effectively all rights of ownership of the Units, including the right to vote any Units purchased by it on all matters properly presented to the Unit holders or (v) otherwise adversely affect the Offeror, any of the Offeror’s members or the affiliates of such members, the Trust or the Units; or

(e) there shall have been proposed or adopted by the Trustee or any Unit holder any amendment to the Trust Agreement, any proposal to terminate the Trust or any proposal for the sale or transfer by the Trust of all or any portion of the Royalty Interests; or

(f) there shall have occurred (i) any general suspension of trading, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions in the United States, (v) from the date of this Offer to Purchase through the date of expiration or termination of the Offer, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index, which decline shall have remained in effect for at least five NYSE trading days or (vi) in the case of any of the situations described in the clauses (i) through (iv) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof;

which, in the sole judgment of the Offeror, in any such case, and regardless of the circumstances (including any action or inaction by the Offeror or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Units.

The foregoing conditions are for the sole benefit of the Offeror and its respective affiliates and may be asserted by the Offeror, in whole or in part, at any time and from time to time in the sole judgment of the Offeror. The failure by the Offeror at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Offeror concerning the events described in this Section shall be final and binding on all parties.

15.	APPRAISAL RIGHTS.

Holders of Units do not have appraisal rights in connection with the Offer.

16.	CERTAIN LEGAL MATTERS.

General.  Except as set forth in this Offer to Purchase, including but not limited to this Section 16, based upon an examination of publicly available information filed by the Trust with the SEC and other publicly available information with respect to the Trust, the Offeror is not aware of any license or any other regulatory permit that appears to be material to the business of the Trust, that might be adversely affected by the Offeror’s acquisition of the Units as contemplated herein or, except as disclosed below, of any filing, approval or other action by or with any state, federal or foreign governmental, administrative or regulatory agency that would be required prior to the acquisition of Units pursuant to the Offer as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that such approval or other action will be sought. While the Offeror does not currently intend to delay the acceptance for payment of Units tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the properties and assets of the Trust or that certain of the Trust’s properties and assets might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Offeror could decline to accept for payment or pay for any Units tendered. See “THE TENDER OFFER — 14. Certain Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and governmental action.

State Takeover Statutes.  Based upon its knowledge of the assets of the Trust and upon publicly available information with respect to the Trust, the Offeror does not believe that any state takeover statutes or regulations are applicable to the Offer. In the event that it is asserted that one or more state takeover statutes or regulations is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Offeror might be unable to purchase or pay for Units tendered pursuant to the Offer or might be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept Units for payment. See “THE TENDER OFFER — 14. Certain Conditions of the Offer.”

Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The Offeror believes that the acquisition of Units pursuant to the Offer is not subject to the HSR Act or such requirements. However, if the HSR Act is applicable to the purchase of Units pursuant to the Offer, the Offeror intends to take all action necessary to comply with the HSR Act, which could result in a delay in the consummation of the Offer pending the satisfaction of the waiting period requirements of the HSR Act.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Units by the Offeror pursuant to the Offer. At any time before or after the consummation of the transaction, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Units so acquired or divestiture of substantial assets of the Offeror or the Trust.

The Offeror believes that the acquisition of the Units pursuant to the Offer would not violate the antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “THE TENDER OFFER — 14. Certain Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

17.	FEES AND OTHER EXPENSES.

The Offeror has retained Innisfree M&A Incorporated to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Units by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee Unit holders to forward materials relating to the Offer to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers. Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person (other than to the Information Agent) for soliciting tenders of Units pursuant to the Offer.

18.	MISCELLANEOUS.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Offeror is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Offeror becomes aware of any state law that would limit the class of offerees in the Offer, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Units in such jurisdiction.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OFFEROR OR THE TRUST SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

May 10, 2007

SCHEDULE I

EDWARD A. MULÉ is a founding partner and has worked for Silver Point Capital, L.P., a private investment firm, since 2001. Mr. Mulé is a citizen of the United States of America and his principal business address is c/o Silver Point Capital, L.P., Two Greenwich Plaza, First Floor, Greenwich, Connecticut 06830. His business telephone number is (203) 542-4200.

ROBERT J. O’SHEA is a founding partner and has worked for Silver Point Capital, L.P., a private investment firm, since 2001. Mr. O’Shea is a citizen of the United States of America and his principal business address is c/o Silver Point Capital, L.P., Two Greenwich Plaza, First Floor, Greenwich, Connecticut 06830. His business telephone number is (203) 542-4200.

DOUGLAS L. HOLBROOK has served as President of Holbrook Partners, a corporate and investment banking advisory services firm, since 1990. Mr. Holbrook is a citizen of the United States of America and his principal business address is c/o Holbrook Partners, 445 Park Avenue, Suite 900, New York, New York 10022. His business telephone number is (212) 333-8727.

SCHEDULE II

TRANSACTIONS IN UNITS DURING THE PAST SIXTY DAYS
BY THE FILING PERSONS OR ITS ASSOCIATES

	Transaction	Units	Price Per
Identity of Person	Dates	Acquired	Unit	Transaction Type

Silver Point Capital Fund, L.P.(1)	3/20/07	1,300	6.3192	Open Market
	3/21/07	5,600	6.5840	Open Market
	3/22/07	11,000	6.6151	Open Market
	3/23/07	1,450	6.6100	Open Market
	3/27/07	13,500	6.6146	Open Market
	3/28/07	1,450	6.5954	Open Market
	3/29/07	15,500	6.6235	Open Market
	3/30/07	9,300	6.6041	Open Market
	4/02/07	22,213	6.6399	Open Market
	4/03/07	20,000	6.6358	Open Market
	4/04/07	10,040	6.6639	Open Market
	4/05/07	22,700	6.6635	Open Market
	4/09/07	16,200	6.6587	Open Market
	4/10/07	25,000	6.7684	Open Market
	4/11/07	18,700	6.7822	Open Market
	4/12/07	19,000	6.8050	Open Market
	4/13/07	22,900	6.8151	Open Market
	4/16/07	17,400	6.8075	Open Market
	4/17/07	15,000	6.7850	Open Market
	4/18/07	2,000	6.7700	Open Market
	4/19/07	11,397	6.7657	Open Market
	4/20/07	10,500	6.7901	Open Market
	4/23/07	10,400	6.8188	Open Market
	4/24/07	3,200	6.8191	Open Market
	4/25/07	100	6.8200	Open Market
	4/26/07	9700	6.8561	Open Market
Trust Acquisition Company, LLC	5/4/07	315,600	N/A	Capital Contribution(2)
Trust Venture Company, LLC	5/4/07	315,600	N/A	Capital Contribution(3)

(1)	Silver Point Capital Fund, L.P., a Delaware limited partnership, is a member of Trust Acquisition Company, LLC (“Trust Acquisition”), a Filing Person.

(2)	Silver Point Capital Fund, L.P. contributed 315,600 Units valued at approximately $2.1 million, based on the average of the high and low sales prices for the Units on May 4, 2007, to Trust Acquisition, a Filing Person, in exchange for a membership interest in Trust Acquisition.

(3)	Trust Acquisition contributed 315,600 Units valued at approximately $2.1 million, based on the average of the high and low sales prices for the Units on May 4, 2007, to the Offeror in exchange for a membership interest in the Offeror.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Units and any other required documents should be sent or delivered by each Unit holder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

THE DEPOSITARY FOR THE OFFER IS:

The Bank of New York

By Hand:	By Overnight Courier:	Facsimile transmission:	By Mail:

The Bank of New York Reorganization Services 101 Barclay Street Receive and Delivery Window-Street Level New York, NY 10286	The Bank of New York 161 Bay State Road Braintree, MA 02184	781-930-4939 (For Eligible Institutions Only) Confirm by telephone: 781-930-4900	The Bank of New York Post Office Box 859208 Braintree, MA 02185-9208

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent of the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Unit Holders Call Toll-Free:
888-750-5834

Banks and Brokerage Firms please call collect:
212-750-5833